                             RESTATED

                     CERTIFICATE OF INCORPORATION

                                  OF

                        MANVILLE CORPORATION

   1. The name of the corporation is Manville Corporation.

   2. The original Certificate of Incorporation of the corporation was filed in the Office of the Secretary of State of Delaware on August 21, 1981.

   3. Provision for the making of this Restated Certificate of Incorporation is contained in an order dated October 28, 1988 of the United States
Bankruptcy Court for the Southern District of New York (the "Court") in IN RE JOHNS-MANVILLE CORP., ET AL., Case Nos. 82 B 11656, 82 B 11657, 82 B 11660,
82 B 11661, 82 B 11665 through 82 B 11673 Inclusive, 82 B 11675, 82 B 11676
(BRL).

   4. This Restated Certificate of Incorporation has been duly executed and acknowledged by the officers of the corporation so designated in such order of the Court in accordance with Section 282, 285 and 303 of the General Corporation Law of the State of Delaware.

   5. The text of the Certificate of Incorporation of the corporation is hereby restated to read in its entirety as follows:

   FIRST: The name of the Corporation is Manville Corporation (herein referred to as the "Company").

   SECOND: The address of the Company's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Company's registered agent at such address is The Corporation Trust Company.

   THIRD: The purpose of the Company shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

   FOURTH: The total number of shares of all classes of capital stock which the Company shall have authority to issue is one hundred and ninety three million, three hundred and nine thousand one hundred and seventy (193,309,170) shares, of which one hundred and seventy five million (175,000,000) shares shall be Common Stock with a par value of $.01 per share, seven million two hundred thousand (7,200,000) shares shall be Convertible Preferred Stock, Series A with a par value of $1.00 per share, and eleven million one hundred and nine thousand one hundred and seventy (11,109,170) shares shall be Cumulative Preference Stock, Series B with a par value of $1.00 per share. One hundred and fifteen million shares of Common Stock are hereby reserved for issuance upon conversion of the Convertible Preferred Stock, Series A and the exercise of Warrants (the "Warrants") issued in accordance with the Plan of Reorganization (as defined below) and pursuant to a Warrant Agreement dated as of November 28, 1988 (the "Consummation Date") between the Company and Morgan Shareholder Services Trust Company, as Warrant Agent. The Company shall at all times reserve and keep available, free from preemptive rights, all of its authorized but unissued Common Stock, the full number of shares of Common Stock then deliverable upon the conversion of all shares of Convertible Preferred Stock, Series A and the exercise of all Warrants then outstanding.

   No nonvoting equity securities of the Company shall be issued; this provision is included in this Restated Certificate of Incorporation in compliance with Section 1123 of the United States Federal Bankruptcy Code 11 U.S.C. 1123, and shall have no further force and effect beyond that required by such Section and for so long as such Section is in effect and applicable to the Company.

   A description of the different classes of stock of the Company and a statement of the designations and the powers, preferences and special rights, and the qualifications, limitations or restrictions thereof, of the various classes of stock are as follows.

B. PROVISIONS RELATING TO CONVERTIBLE PREFERRED STOCK, SERIES A

   1. Seven million two hundred thousand (7,200,000) shares of the capital stock of the Company shall have a par value of $1.00 per share and shall constitute and be designated the "Convertible Preferred Stock, Series A", hereinafter referred to as "Convertible Preferred Stock." All shares of the Convertible Preferred Stock shall be issued to the Manville Personal Injury Settlement Trust (the "Trust") created pursuant to the Manville Personal Injury Settlement Trust Agreement (as amended from time to time, the "Trust Agreement") dated as of the Consummation Date between the Trustors (as defined in Exhibit A to the Second Amended and Restated Plan of Reorganization of Johns-Manville Corporation, et al. confirmed by final order of the United States Bankruptcy Court for the Southern District of New York (the "Plan of Reorganization")) as trustors and Donald M. Blinken, Daniel Fogel, Frances H. Hare, Jr., Christina E. Markey, Jr. and John C. Sawhill as trustees; such shares shall not be transferable except (a) to any successor of all of the rights and obligations of the Trust, (b) pursuant to Section 6.02(b) of the Trust Agreement, or (c) pursuant to Section 6.02(b) of the Manville Property Damage Settlement Trust Agreement (as amended from time to time, the "PD Trust Agreement") dated as of the Consummation Date between the Trustors as trustors and the Honorable Thomas E. Eagleton, Robert B. McKay, and Daniel Reid Weedon as trustees, creating the Manville Property Damage Settlement Trust (the "PD Trust"). (The Trust and the PD Trust are referred to herein collectively as the "Trusts".) The foregoing restriction on transferability shall not apply to any Common Stock into which Convertible Preferred Stock has been converted pursuant to the provisions hereof. Upon any transfer of the Convertible Preferred Stock to the Company, such shares of Convertible Preferred Stock shall be retired.

   2. All shares of Convertible Preferred Stock shall be identical with each other in all respects.

   3. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (including a liquidation, dissolution or winding up following a sale of substantially all the assets of the

Company), before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of any class or classes of stock of the Company ranking junior to the Convertible Preferred Stock upon liquidation, the holder of the shares of the Convertible Preferred Stock shall be entitled to receive an amount per share equal to the Preferential Amount, and shall be entitled to no further payment in respect of such shares. If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or the proceeds thereof, distributable to the holder of the shares of the Convertible Preferred Stock are insufficient to pay in full the Preferential Amount with respect to all such shares then owned by such holder, then all such assets, or the proceeds thereof, shall be distributed to such holder. For purposes of this Paragraph 3, the voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company to, or a consolidation or merger of the Company with, one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary. For purposes of this Paragraph 3, "Preferential Amount" shall mean the dividend obtained by dividing (a) 7,200,000 into (b) eighty percent (80%) of the total shareholders' equity of the Company (gross book assets of the Company less gross book liabilities of the Company, in each case calculated in accordance with generally accepted accounting principles) as at the Consummation Date ("CD Equity"), PROVIDED THAT if 80% of the shareholders' equity of the Company (so computed) as at the end of the Company's fiscal quarter in which the Consummation Date occurs ("QE Equity") as shown on the consolidated balance sheet of the Company as at the end of such quarter and filed with the Securities and Exchange Commission on Form 10-Q or 10-K is greater than CD Equity then the Preferential Amount shall mean that dividend obtained by dividing (a) 7,200,000 into (b) QE Equity.

   4. Each share of Convertible Preferred Stock is convertible, at the option of the holder thereof, into ten shares (subject to the provisions for adjustment hereinafter set forth) of fully paid and nonassessable Common Stock of the Company:

      (a) at any time or from time to time, PROVIDED that (i) the total number of shares of Common Stock of the Company held by the Trusts at such time constitutes 20% or less of all of the then issued and outstanding shares of Common Stock of the Company, (ii) if either of the Trusts has received any proceeds of the sale of shares of Common Stock of the Company (such proceeds being held in the Stock Proceeds Fund of the Trust or the PD Trust, as the case may be, as defined in the Trust Agreement or the PD Trust Agreement, respectively) and has not paid such proceeds out to claimants in accordance with its respective trust agreement, such proceeds shall be allocated to the shares most recently sold, based on the sales price received therefor (net of commissions and other expenses relating to the sale), and, based on such allocation, such shares shall, for purposes hereof, be treated as if then held by such Trust solely for purposes of clause (i) above; and (iii) during the period from the date which falls 15 years after the date of issuance of the Convertible Preferred Stock to and including the date which falls 20 years after the date of issuance of the Convertible Preferred Stock, not more than 4,800,000 shares of the Convertible Preferred Stock can be converted pursuant to this clause (a) at any one time (subject, in each case, to clause (i) of this PROVISO), and after the date which falls 20 years after the date of issuance of the Convertible Preferred Stock, not more than 2,400,000 shares of the Convertible Preferred Stock can be converted pursuant to this clause (a) at any one time (subject, in each case, to clause (i) of this PROVISO);

      (b) at any time or from time to time after the Board of Directors of the Company by resolution has determined that the Convertible Preferred Stock may thereafter be converted at any time any such resolution to be irrevocable; or

      (c) at any time or from time to time after the Board of Directors of the Company by resolution has determined to take any of the actions specified in subparagraph (j)(i) of Section 5 hereof.

   5. (a) In order to exercise its conversion privilege, the holder of shares of Convertible Preferred Stock to be converted shall present and surrender the certificate representing such shares during the usual business hours at any office or agency of the Company maintained for the transfer of Common Stock of the Company and shall deliver a written notice of the election of the holder to convert the shares of Convertible Preferred Stock represented by such certificate or any portion thereof specified in such notice. Such notice shall also state the name or names (with address) in which the certificate or certificates for shares of Common Stock which shall be issuable on such conversion shall be issued. If so required by the Company, any certificate for shares of Convertible Preferred Stock surrendered for conversion shall be accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder of such shares or the duly authorized representative of such holder. Each conversion of shares of Convertible Preferred Stock shall be deemed to have been effective on the date (the "conversion date") on which the certificate or certificates representing such shares shall have been surrendered and such notice and any required instruments of transfer shall have been received as aforesaid, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable on such conversion shall be deemed to have become immediately prior to the close of business on the conversion date the holder or holders of record of the shares of Common Stock represented thereby.

      (b) As promptly as practicable after the presentation and surrender for conversion, as herein provided, of any certificate for shares of Convertible Preferred Stock, the Company shall issue and deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Common Stock issuable upon such conversion. In case any certificate for shares of Convertible Preferred Stock shall be surrendered for conversion of a part only of the shares represented thereby, the Company shall deliver at such office or agency, to or upon the written order of the holder thereof, a certificate or certificates for the number of shares of Convertible Preferred Stock represented by such surrendered certificate which are not being converted. The issuance of certificates for shares of Common Stock issuable upon the conversion of shares of Convertible Preferred Stock shall be made without charge to the converting holder for any tax imposed on the Company in respect of the issue thereof. The Company shall not, however, be required to pay any tax which may be payable with respect to any transfer involved in the issue and delivery of any certificate in a name other than that of the holder of the shares of Convertible Preferred Stock being converted, and the Company shall not be required to issue or deliver any such certificate unless and until the person requesting the issue thereof shall have paid to the Company the amount of such tax or has established to the satisfaction of the Company that such tax has been paid.

      (c) Upon any conversion of shares of Convertible Preferred Stock into shares of Common Stock pursuant hereto, no adjustment with respect to dividends on the Common Stock shall be made; only those dividends shall be payable on shares of Common Stock issued upon such conversion as may be declared and may be payable to holders of record of shares of Common Stock on or after such conversion date.

      (d) All shares of Convertible Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall forthwith cease and terminate, except only the right of the holder thereof, subject to the provisions of subparagraph
(b) of this paragraph 5, to receive shares in exchange therefor.

      (e) The number of shares of Common Stock into which each share of Convertible Preferred Stock is convertible shall be subject to adjustment from time to time as follows:

            (i) In case the Company shall (x) subdivide or split the outstanding shares of its Common Stock into a larger number of shares, (y) combine the outstanding shares of its Common Stock into a smaller number of shares, or (z) reclassify the outstanding shares of its Common Stock, the holder of each outstanding share of Convertible Preferred Stock shall thereafter be entitled to receive upon the conversion of such share (subject to such further adjustments as may be required pursuant to clauses (ii), (iii) and (iv) of this sub-paragraph (e) or any of said clauses) the number of shares of the Common Stock of the Company which at the date of such conversion it would have owned and been entitled to receive had such share of Convertible Preferred Stock been converted immediately prior to the happening of the first of such events to occur after the issue of shares of Convertible Preferred Stock and prior to such conversion. An adjustment made pursuant to this clause (i) shall become effective immediately upon the effectiveness of a subdivision, split, combination or reclassification.

             (ii) In case the Company shall issue to all holders of its Common Stock as a class any rights or warrants enabling them to subscribe for or purchase shares of Common Stock at a price per share less than the average market price per share of Common Stock (as hereinafter defined) at such record date, the number of shares of Common Stock into which each outstanding share of Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Convertible Preferred Stock was convertible immediately prior to such record date by a fraction, of which the numerator shall be the sum of the number of shares of Common Stock outstanding at such record date and the number of additional shares of Common Stock so offered for subscription or purchase, and of which the denominator shall be the sum of the number of shares of Common Stock outstanding at such record date and the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered for subscription or purchase would purchase at such average market price per share. An adjustment made pursuant to this class (ii) shall become effective immediately after the record date for determination of stockholders entitled to receive such rights or warrants.

             (iii) In case the Company shall distribute to all holders of its Common Stock as a class evidences of its indebtedness, securities (other than Common Stock), assets (other than cash dividends) or rights or warrants (other than those referred to in clause (ii) of this subparagraph (e)) entitling them to subscribe for or purchase any of its securities, then in each such case the number of shares of Common Stock into which each outstanding share of Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Convertible Preferred Stock was convertible immediately prior to the record date for determination of stockholders entitled to such distribution by a fraction, of which the numerator shall be the average market price per share of Common Stock at such record date and of which the denominator shall be such average market price per share less the fair value (as determined by the Board of Directors, whose determination shall be conclusive and shall be described in a statement filed with each transfer agent for the Convertible Preferred Stock and for the Common Stock) of the portion of the evidences of indebtedness, securities (other than Common Stock), assets (other than cash dividends) or rights or warrants (other than those referred to in clause (ii) of this subparagraph (e)) so distributed applicable to one share of Common Stock. An adjustment made pursuant to this clause (iii) shall become effective immediately after such record date.

             (iv) In case the Company shall pay or make a dividend or other distribution on any class of capital stock of the Company (other than the Convertible Preferred Stock) in shares of Common Stock, then the number of shares of Common Stock into which each outstanding share of Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Convertible Preferred Stock was convertible immediately prior to the record date for determination of stockholders entitled to such dividend or other distribution by a fraction, of which the numerator shall be the sum of the number of shares of Common Stock outstanding at such record date and the total number of shares of Common Stock constituting such dividend or other distribution, and of which the denominator shall be the number of shares of Common Stock outstanding at such record date. An adjustment pursuant to this clause (iv) shall become effective immediately after such record date.

             (v) In case the Company shall issue any additional shares of Common Stock as a result of the exercise of any of the Warrants, then the number of shares of Common Stock into which each outstanding share of Convertible Preferred Stock shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such share of Convertible Preferred Stock was convertible immediately prior to such exercise by a fraction, of which the numerator shall be 48,000,000 plus the number of Warrants so exercised plus the number of Warrants previously exercised as to which an adjustment pursuant to this clause (v) has already been made and of which the denominator shall be 48,000,000 plus the number of Warrants previously exercised as to which an adjustment pursuant to this clause (v) has already been made. An adjustment pursuant to this clause
          (v) shall become effective immediately after the issuance of such additional shares of Common Stock.

      (f) The "average market price" per share of Common Stock on any date will be deemed to be the average of the daily closing prices for the twenty consecutive business days ending on the business day before the day in question. The closing price for each day shall be the last reported sales price on the composite tape or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices, in either case on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not issued or admitted to trading on any national securities exchange, the average of the closing bid and asked prices on the National Association of Securities Dealers Automated Quotation System or, if the Common Stock is not then so quoted, by any New York Stock Exchange member firm selected from time to time by the Company for that purpose. For the purpose of this paragraph 5, the term "business day" means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on such exchange or in such market.

      (g) Notwithstanding the foregoing provisions of this paragraph 5, no adjustment in the number of shares of Common Stock into which any outstanding share of Convertible Preferred Stock is convertible shall be required unless such adjustment would require an increase or decrease in such number of shares of at least 1%; provided, however, that any adjustments which by reason of this subparagraph
(g) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 5 shall be made to the nearest cent or to the nearest 1/100th of a share, as the case may be.

      (h) Whenever any adjustment is required in the shares into which any share of Convertible Preferred Stock is convertible, the Company shall forthwith (i) file with each office or agency maintained by the Company for the transfer of Common Stock a statement describing in reasonable detail the adjustment and the method of calculation used and (ii) cause a notice of such adjustment, setting forth the adjusted conversion ratio, to be mailed to the holder of record of shares of Convertible Preferred Stock at its address as shown on the books of the Company.

      (i) In case of any consolidation or merger of the Company as a result of which the holders of Common Stock shall be entitled to receive stock, other securities or other assets with respect to or in exchange for Common Stock, proper provisions shall be made as a part of the terms of such consolidation or merger, whereby the holder of a share of the Convertible Preferred Stock shall have the right thereafter, when and so long as the conversion right hereunder shall exist, to convert such share into the kind and amount of shares of stock and other securities and properties receivable upon such consolidation or merger by a holder of the number of shares of Common Stock into which such share of the Convertible Preferred Stock might have been converted immediately prior to such consolidation or merger and shall have no other conversion rights with regard to such share. In case securities or properties other than Common Stock shall be issuable or deliverable upon conversion as aforesaid, then all references in this paragraph 5 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or properties. The provisions of this subparagraph (i) shall similarly apply to successive consolidations or mergers.

      (j)   In the event that:

             (i) the Company shall take action to make any distribution (other than cash dividends and dividends or distributions payable in shares of its Common Stock) to the holders of its Common Stock;

             (ii) the Company shall take action to offer for subscription PRO RATA to the holders of its Common Stock any securities of any kind;

             (iii) the Company shall take action to accomplish any capital reorganization, or reclassification of the capital stock of the Company (other than a subdivision, split or combination of its Common Stock), or consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale or transfer of all or substantially all of the assets of the Company; or

             (iv) the Company shall take action looking to a voluntary or involuntary dissolution, liquidation or winding up of the Company;

then the Company shall (x) in case of any such distribution or subscription rights, at least 15 days prior to the date or expected date on which the books of the Company shall close or a record shall be taken for the determination of holders entitled to such distribution or subscription rights and (y) in the case of any such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, at least 15 days prior to the date or expected date when the same shall take place, cause written notice thereof to be mailed to the holder of shares of Convertible Preferred Stock as its address as shown on the books of the Company. Such notice in accordance with the foregoing clause (x) shall also specify, in the case of any such distribution or subscription rights, the date or expected date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (y) shall also specify the date or expected date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding up, as the case may be.

      (k) For the purposes of this paragraph 5, the term "Common Stock" shall mean (i) the class of stock designated as the Common Stock of the Company on the date of this Restated Certificate of Incorporation, or (ii) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value or from no par value, or from par value to no par value. In the event that at any time, as a result of an adjustment made pursuant to the provisions of subparagraph (e) of this paragraph 5, the holder of any share of Convertible Preferred Stock thereafter surrendered for conversion shall become entitled to receive any shares of the Company other than shares of Common Stock, thereafter the number of such other shares so receivable upon conversion of any share of Convertible Preferred Stock shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Subparagraph (e) of this paragraph 5, and the other provisions of this paragraph 5 with respect to the Common Stock shall apply on like terms to any such other shares.

      (l) No fractional share of Common Stock, or scrip representing a fractional share, shall be issued upon the conversion of any Convertible Preferred Stock. If more than one share of Convertible Preferred Stock shall be surrendered for conversion at one time, the number of whole shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any shares of Convertible Preferred Stock, such fractional interest shall be carried forward until such time, if any, the aggregate of all such fractional interest carried forward constitute a whole share of Common Stock.

   6. The holder of Convertible Preferred Stock shall not be entitled to vote except that:

      (a) in any election in which a holder of Common Stock may vote, the holder of Convertible Preferred Stock shall be entitled to cast, in respect of the shares of Convertible Preferred Stock held by such holder, the number of votes which such holder would be entitled to cast with respect to the whole number of shares of Common Stock issuable upon conversion of the shares of Convertible Preferred Stock (whether or not such shares are then convertible) held by such holder.

                (i)   at any time after any shares of Convertible
          Preferred Stock have become convertible pursuant to paragraph 4 above;

                (ii) at any time during the continuance of any Event of Default under the Manville Personal Injury Settlement Trust Bond dated as of the Consummation Date and issued by the Company to the Trust (the "Bond"), the Manville Settlement Trusts Second Bond dated as of the Consummation Date (the "Second Bond") or the Manville Property Damage Settlement Trust Bond (the "PD Bond") which may be issued by the Company to the PD Trust pursuant to Section 2.01 of the Property Damage
          Supplemental Agreement dated as of the Consummation Date among the Company, the Trust and the PD Trust (the "PD Supplemental Agreement") or the continuance of any event(s) which would constitute an Event of Default under the Bond, the Second Bond or the PD Bond, if the Bond, the Second Bond or the PD Bond were at the time outstanding, or at any time that there has been a default in any payment of any amount due under the note (the
          "Note") attached as Annex E as the PD Trust Agreement and continuance of such default for a period of two business days; or

                (iii) at any time that any of the conditions referred to in Clauses (v), (vi) or (vii) of Section 3.01(e) of the Supplemental Agreement dated as of the Consummation
          Date between the Trust and the Company (the "Supplemental Agreement") or in Clauses (v), (vi) or (vii) of Section 3.01(e) of the PD Supplemental Agreement exist.

      (b) so long as any of the Convertible Preferred Stock is outstanding, the Company will not without the affirmative vote or consent of the holder of all of the Convertible Preferred Stock at the time outstanding, given in person or by proxy either in writing or by resolution adopted at an annual or special meeting called for the purpose at which the holder of the Convertible Preferred Stock shall vote separately as a class,

                  (i)   amend this Article Fourth;

                  (ii)   provide for the merger or consolidation
          of the Company with any other corporation in which the Company is not the surviving entity, or any sale or other transfer of all or substantially all of the assets of the Company to another person or entity; or

                 (iii)   take action looking to a dissolution,
          liquidation or winding-up of the Company.

   7. The holder of Convertible Preferred Stock as such shall not have any preemptive right to subscribe to stock, obligations, warrants, rights to subscribe to stock or other securities of the Company of any class, whether now or hereafter authorized.

   8. Except as may be required under the applicable statutory laws, and except for the special voting powers provided with respect to Convertible Preferred Stock set forth above, the holder of Convertible Preferred Stock as such shall not have any voting powers on any matters upon which stockholders of the Company shall have the right to vote.

   9. For purposes hereof, the term "outstanding", when used in reference to shares of stock, shall mean issued shares, excluding shares held by the Company.

   10. The shares of Convertible Preferred Stock are not redeemable.

B. PROVISIONS RELATING TO CUMULATIVE PREFERENCE STOCK

   1. Eleven million one hundred nine thousand one hundred and seventy (11,109,170) shares of the capital stock of the Company shall have a par value of $1.00 and shall constitute and be designated the "Cumulative Preference Stock, Series B", hereinafter referred to as "Cumulative Preference Stock."

   2. All shares of Cumulative Preference Stock shall be identical with each other in all respects.

   3. The holders of Cumulative Preference Stock shall be entitled to receive cash dividends, when and as declared by the Board of Directors from funds legally available therefor, for each dividend period, commencing with the dividend period which starts on January 1, 1994, at an annual rate of $2.70 per share and no more, payable on each of the first days of March, June, September and December in each year. Such dividends shall be cumulative from January 1, 1994. Except for the initial dividend period, which commences on January 1, 1994 and ends on March 1, 1994, each quarterly dividend period shall begin on the day following each dividend payment date set forth above and end on the next succeeding dividend payment date. No payment of dividends on the Cumulative Preference Stock shall be made unless the Company has made all payments then due and payable to the Trust or the PD Trust pursuant to the Bond, the PD Bond, the Second Bond, the Note, the Trust Note attached as Exhibit F to the Plan of Reorganization, the Supplemental Agreement and the PD Supplemental Agreement. No payment of dividends on the Cumulative Preference Stock shall be made to the extent that such payment would result in a net reduction of more than four fiscal quarters of accrued and unpaid dividends on the Cumulative Preference Stock in any twelve month period commencing on any March 1 unless at the time scheduled for the payment of the dividend, the aggregate of (a) that component of the Annual Contingent Amount (as defined in Exhibit A to the Plan of Reorganization) for the most recent fiscal year ending prior to such March 1 which is carried forward to such year from prior years (the "Carryforward") and (b) that component of the Annual PD Contingent Amount (as defined in Exhibit A to the Plan of Reorganization) for the most recent fiscal year ending prior to such March 1 which is carried forward to such year from prior years (the "PD Carryforward"), is either (a) equal to zero or (b) at least 10% less than the aggregate of the Carryforward and the PD Carryforward for the second prior fiscal year. Any dividends, the payment of which is prohibited by either of the preceding two sentences, shall accumulate.

   4. Before any dividend or distribution in cash or other property (other than dividends payable in stock ranking junior to the Cumulative Preference Stock as to dividends or upon liquidation) on any class or classes of stock of the Company ranking junior to the

Cumulative Preference Stock as to dividends or on liquidation shall be declared or paid or set apart for payment, the holders of shares of Cumulative Preference Stock shall be entitled to receive full cumulative cash dividends in accordance with paragraph 3. Accruals of dividends shall not bear interest.

   5. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, before any payment or distribution of the assets of the Company (whether capital or surplus) shall be made to or set apart for the holders of any class or classes of stock of the Company ranking junior to the Cumulative Preference Stock upon liquidation, the holders of the Shares of the Cumulative Preference Stock shall be entitled to receive payment of $25.00 per share, plus accrued dividends (whether or not earned or declared) to the date of final distribution to such holders (and they shall be entitled to no further payment with respect to such shares), PROVIDED that prior to any payment to the holders of the shares of Cumulative Preference Stock pursuant to this paragraph 5, the aggregate preferential amount payable on liquidation, dissolution or winding up in respect of all shares then outstanding of Convertible Preference Stock shall have been paid in full.
If, upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Cumulative Preference Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full. For the purpose of this paragraph 5, the voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company to, or a consolidation or merger of the Company with, one or more corporations shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary.

   6. The Company at the option of the Board of Directors may redeem all or from time to time part of the shares of Cumulative Preference Stock at a price of $25.00 per share plus any accrued and unpaid dividends thereon to the redemption date (the total sum, including accrued dividends, so payable on any such redemption being herein referred to as the "redemption price"). No shares of Cumulative Preference Stock shall be redeemed or otherwise purchased by the Company unless (i) the aggregate of the Carryforward and the PD Carryforward from the most recent fiscal year for which such amounts have been computed is zero or (ii) the aggregate of the Carryforward and the PD Carryforward from each of the three most recent fiscal years for which such amounts have been computed was at least 25% less than such aggregate of the Carryforward and the PD Carryforward from the year before. Notice of every redemption hereunder shall be mailed to the holders of record of the shares of Cumulative Preference Stock so to be redeemed at their respective addresses as the same shall appear on the books of the Company. Such notice shall be mailed at least 30 but not more than 90 days in advance of the date designated for such redemption to the holders of record of shares so to be redeemed. In case of the redemption of a part only of the Cumulative Preference Stock at the time outstanding, the shares so to be redeemed shall be selected by lot or in such other manner as the Board of Directors may determine. Shares of Cumulative Preference Stock which are redeemed shall be retired upon redemption.

   7. If, on the redemption date specified in such notice, the funds necessary for such redemption shall have been set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of the holders of the shares so called for redemption, then, notwithstanding that any certificate for shares of Cumulative Preference Stock so called for redemption shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the right to receive dividends thereon shall cease to accrue from and after the date of redemption so designated and all rights of holders of the shares of Cumulative Preference Stock so called for redemption shall forthwith, after such redemption date, cease and terminate, excepting only the right of the holders thereof to receive the redemption price therefor but without interest. Any moneys so set aside by the Company and unclaimed at the end of six years from the date designated for such redemption shall revert to the general funds of the Company, after which reversion the holders of such shares so called for redemption shall look only to the Company for payment of the redemption price. Any interest accrued on funds so deposited shall be paid to the Company from time to time.

   8. If, after the giving of such notice but before the redemption date specified therein, the Company shall deposit with a bank or trust company in the Borough of Manhattan, The City of New York, having a capital and surplus of at least $50,000,000, in trust to be applied to the redemption of the shares of Cumulative Preference Stock so called for redemption the funds necessary for such redemption (as determined in accordance with paragraph
6), then the shares of Cumulative Preference Stock so called for redemption shall be redeemed as of the date of such deposit; from and after the date of such deposit all right of the holders of the shares of Cumulative Preference Stock so called for redemption shall cease and terminate, excepting only the right to receive the redemption price therefor, but without interest, and such shares shall not be deemed to be outstanding. In case the holders of shares of Cumulative Preference Stock which shall have been called for redemption shall not, within six years after the date fixed for redemption, claim the amount deposited with respect to the redemption thereof, any such bank or trust company shall, upon demand, pay over to the Company such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof to such holder and such holder shall look only to the Company for the payment thereof. Any interest accrued on funds so deposited shall be paid to the Company from time to time.

   9. Notwithstanding any other provision hereof, if the Company shall have failed at any time to pay dividends in full on the Cumulative Preference Stock, thereafter and until dividends in full, including all accrued and unpaid dividends on the Cumulative Preference Stock outstanding, shall have been declared and set apart for payment or paid, (a) the Company, without the affirmative vote or consent of the holders of at least 66 2/3% of the Cumulative Preference Stock at the time outstanding, given in person or by proxy, either in writing or by resolution adopted at any annual or special meeting called for the purpose, at which the holders of the Cumulative Preference Stock shall vote separately as a class, shall not redeem less than all of the Cumulative Preference Stock at such time outstanding and (b) neither the Company nor any subsidiary shall purchase any Cumulative
Preference Stock except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Cumulative Preference Stock upon such terms as the Board of Directors, in their sole discretion, shall determine (which determination shall be final and conclusive) will result in fair and equitable treatment among the holders of Cumulative Preference Stock, PROVIDED that nothing shall prevent the Company from completing the purchase or redemption of shares of Cumulative Preference Stock for which the notice of redemption was initially published prior to such default.

   10. So long as any of the Cumulative Preference Stock is outstanding, the Company will not:

             (a) Declare, or pay, or set apart for payment, any dividends (other than dividends payable in stock ranking junior to the Cumulative Preference Stock as to dividends or upon liquidation) or make any distribution, on any other class or classes of stock of the Company ranking junior to the Cumulative Preference Stock either as to dividends or upon liquidation and will not redeem, purchase or otherwise acquire, or permit any subsidiary to purchase or otherwise acquire, any shares of any such junior class if at the time of making such declaration, payment, distribution, redemption, purchase or acquisition, the Company shall be in default with respect to any dividend payable on, or obligation to pay the redemption price of, shares of Cumulative Preference Stock, provided that, notwithstanding the foregoing, the Company may at any time redeem, purchase or otherwise acquire shares of stock of any such junior class in exchange for, or out of the net cash proceeds from the sale of, other shares of stock of any class junior as to dividends or upon liquidation;

             (b) Without the affirmative vote or consent of the holders of at least 64 2/3% of all the Cumulative Preference Stock at the time outstanding, given in person or by proxy either in writing or by resolution adopted in an annual or special meeting called for the purpose, at which the holders of the Cumulative Preference Stock shall vote separately as a class, (i) create any other class or classes of stock (in addition to the Convertible Preferred Stock) ranking prior to the Cumulative
          Preference Stock, either as to dividends or upon liquidation, or increase the authorized number of shares of any such other class of stock, (ii) amend, alter or repeal any of the provisions hereof so as adversely to affect the preferences, rights of powers of the Cumulative Preference Stock or (iii) provide for the merger or consolidation of the Company with any other corporation in which the Company is not the surviving entity if the effect of such merger or consolidation would be substantially similar to that described in clause (i) or (ii) above; or

             (c) Without the affirmative vote or consent of the holders of at least a majority of all the Cumulative Preference Stock at the time outstanding given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting called for the purpose, at which the holders of the Cumulative Preference Stock shall vote separately as a class, (i) increase the authorized amount of the Cumulative Preference Stock,
          (ii) create any other class or classes of stock ranking on a parity with the Cumulative Preference Stock either as to dividends or upon liquidation, or increase the authorized number of shares of any such other class of stock or (iii) provide for the merger or consolidation of the Company with any other corporation in which the Company is not the surviving entity if the effect of such merger or consolidation would be substantially similar to the described in clause (i) or (ii) above;

PROVIDED that any vote or consent required by clause (ii) of subparagraph (b) above may be given and made effective by the filing of an appropriate amendment of the Company's Certificate of Incorporation without obtaining the vote or consent of the holders of the Common Stock of the Company, the right to give such vote or consent being expressly waived by all holders of such Common Stock unless the action to be taken would substantially adversely affect the rights or powers of the Common Stock; and PROVIDED, FURTHER, that the holders of Cumulative Preference Stock will not be entitled to participate in any vote pursuant to subparagraph (b) above if, at or prior to the time until a quorum shall be present, when any such alteration or change is to take effect, provision is made for the redemption of all shares of Cumulative Preference Stock at the time outstanding in accordance with Section 6 and Section 7 or Section 8.

   11. Whenever dividends payable on the Cumulative Preference Stock shall be in default in an aggregate amount equivalent to six full quarterly dividends, the number of directors constituting the Board of Directors of the Company shall be increased by two, and the holders of the Cumulative Preference Stock shall have, in addition to any other voting rights, the exclusive and special right, voting separately as a class, to elect two directors of the Company to fill such newly created directorships. Whenever such right of the holders of the Cumulative Preference Stock shall have vested, such right may be exercised initially either at a special meeting of such holders of the Cumulative Preference Stock called as provided in paragraph 12, or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders. The right of the holders of the Cumulative Preference Stock voting separately as a class to elect members of the Board of Directors of the Company as aforesaid shall continue until such time as all dividends accumulated in the Cumulative Preference Stock shall have been paid in full, at which time the special right of the holders of the Cumulative Preference Stock so to vote separately as a class for the election of directors shall terminate, subject to reverting in the event of each and eery subsequent default in any aggregate amount equivalent to six full quarterly dividends.

   12. At any time when such special voting power shall have vested in the holders of the Cumulative Preference Stock as provided in paragraph 11, a proper officer of the Company shall, upon the written request of the holders of record of at least 10% of the Cumulative Preference Stock at the time outstanding addressed to the Secretary of the Company, call a special meeting of the holders of the Cumulative Preference Stock and of any other class or classes of stock having voting power, for the purpose of electing directors. Such meeting shall be held at the earliest practicable date at such place as may be specified in the notice of meeting. If such meeting shall not be called by the proper officers of the Company within twenty days after personal service of said written request upon the Secretary of the Company, or within twenty days after mailing the same within the United States of America, by registered or certified mail addressed to the Secretary of the Company at its principal office, then the holders of record of at least 10% of the Cumulative Preference Stock at the time outstanding may designate in writing one of their number to call such meeting at the expense of the Company, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place for the holding of annual meetings of stockholders of the Company. Any holder of Cumulative Preference Stock so designated shall have access to the stock books of the Company for the purpose of causing meetings of stockholders to be called pursuant to these provisions. Notwithstanding the provisions of this paragraph 12, no such special meeting shall be called during the period within ninety days immediately preceding the date fixed for the next annual meeting of stockholders.

   13. At any meeting held for the purpose of electing directors at which the holders of the Cumulative Preference Stock shall have the special right, voting separately as a class, to elect directors as provided in paragraph 11, the presence, in person or by proxy, of the holders of 33 1/3% of the Cumulative Preference Stock at the time outstanding shall be required to constitute a quorum of such class for the election of any director by the holders of the Cumulative Preference stock as a class. At any such meeting or adjournment thereof, (a) the absence of a quorum of the Cumulative Preference Stock shall not prevent the election of directors other than those to be elected by the Cumulative Preference Stock voting as a class and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by the Cumulative Preference Stock voting as a class, and (b) in the absence of either or both such quorums, a majority of the holders present in person or by proxy of the stock or stocks which lack a quorum shall have the power to adjourn the meeting for the election of directors which they are entitled to elect from time to time until a quorum shall be present, without notice other than announcement at the meeting.

   14. During any period when the holders of the Cumulative Preference Stock have the right to vote as a class for directors as provided in paragraph 11, (a) the directors so elected by the holders of the Cumulative Preference Stock shall continue in office until the next annual meeting or until their successors shall have been elected by such holders of until termination of the right of the holders of the Cumulative Preference Stock to vote as a class for directors, and (b) any vacancies in the Board of Directors shall be filled only by vote of a majority (even if that be only a single director) of the remaining directors theretofore elected by the holders of the class or classes of stock which elected the director whose office shall have become vacant. To the extent permitted by applicable law, immediately upon any termination of the right of the holders of the Cumulative Preference Stock to vote as a class for directors as provided in paragraph 11, (a) the term of office of the directors then in office so elected by the holders of the Cumulative Preference Stock shall terminate, and (b) the number of directors shall be such number as may be provided for in the bylaws, irrespective of any increase made pursuant to the provisions of paragraph 11.

   15. No holder of Cumulative Preference Stock as such shall have any preemptive right to subscribe to stock, obligations, warrants, rights; to subscribe to stock or other securities of the Company of any class, whether now or hereafter authorized.

   16. Except as may be required under the applicable statutory laws and except for the special voting powers provided with respect to all shares of the Cumulative Preference Stock set forth above, no holder of Cumulative Preference Stock as such shall have any voting powers on any matters upon which stockholders of the Company have the right to vote.

   17.   For the purposes hereof:

         (a) The term "outstanding", when used in reference to shares of stock, shall mean issued shares, excluding shares held by the Company or its affiliates and shares called for redemption, funds for the redemption of which shall have been deposited in trust;

         (b) The amount of dividends "accrued" or any share of Cumulative Preference Stock as at any dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such dividend date, whether or not earned or declared, and the amount of dividends "accrued" on any share of Cumulative Preference Stock as at any date other than a dividend date shall be calculated as the amount of any unpaid dividends accumulated thereon to and including the last preceding dividend date, whether or not earned or declared;

         (c) Any class or classes of stock of the Company shall be deemed to rank:

                (i) prior to the Cumulative Preference Stock either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of the Cumulative Preference Stock;

                (ii) on a parity with the Cumulative Preference Stock either as to dividends or upon liquidation, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Cumulative Preference Stock, if the holders of such class or classes of stock shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority one over the other with respect to the holders of the Cumulative Preference Stock;

                (iii) junior to the Cumulative Preference Stock either as to dividends or upon liquidation if the rights of the holders of such class or classes shall be subject or subordinate to the rights of the holders of the Cumulative Preference Stock in respect of the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be.

C. PROVISIONS RELATING TO COMMON STOCK

   No holder of Common Stock of the Company shall be entitled as of right to purchase or subscribe for any part of the unissued stock of the Company or of any stock of the Company to be issued by reason of any increase of the authorized capital stock of the Company or of the number of its shares, or of bonds, certificates of indebtedness, debentures, or other securities convertible into stock of the Corporation or of any stock of the Company purchased by it or its nominee or nominees.

   The holders of Common Stock shall have the right to one vote per share on all questions to the exclusion of all other classes of stock, except as by law expressly provided or as otherwise herein expressly provided with respect to the holders of any other class or classes of stock.

   FIFTH: The number of directors of the Company shall be as fixed from time to time by, or in the manner provided in, the by laws of the Company. Election of directors need not be by ballot.

   SIXTH: In furtherance and not in limitation of the powers conferred by law, (a) the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the Company in any manner no inconsistent with the laws of the State of Delaware or the Certificate of Incorporation of the Company, subject to the power of the stockholders to adopt, amend or repeal the by-laws or to limit or restrict the power of the Board of Directors to adopt, amend or repeal the bylaws and (b) the Company may in its bylaws confer powers and authorities upon its Board of Directors in addition to those conferred upon it by statute.

   SEVENTH: The Company reserves the right to increase or decrease its authorized capital stock, or any class or series thereof, or to reclassify the same, and to amend, alter, change or repeal any provision contained in the Certificate of Incorporation under which the Company is organized or in any amendment thereto, in the manner now or hereafter prescribed in this Certificate of Incorporation and by law, and all rights conferred upon stockholders in said Certificate of Incorporation or any amendment thereto are granted subject to this reservation.

   EIGHTH: The Company shall indemnify any person who is or was a party to any threatened, pending or completed action, suit or proceeding (regardless of whether commenced before or after the Consummation Date as defined in the
Plan) whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding by or in the right of the Company or any partnership, corporation, joint venture, trust (other than the Trust (as defined in the Plan) or the PD Trust (as defined in the Plan)) or other enterprise with respect to which such person serves or has served as a director, officer, fiduciary, employee or agent) by reason of the fact that such person is or was at any time a director, officer, fiduciary, employee or agent of the Company, including any predecessor thereto or constituent thereof, as a director, officer, fiduciary, employee or agent of another corporation, partnership, joint venture, trust (other than the Trust (as defined in the Plan) or the PD Trust (as defined in the Plan)) or other enterprise and irrespective of when the acts or omissions involved in such action, suit or proceeding occurred or allegedly occurred against all expenses (including attorneys' fees and expenses), judgments, fines and amounts paid in settlement, whenever paid or payable, to the fullest extent and in the manner, (including by way of advancement of costs and expenses) that a corporation organized under Delaware law is from time to time permitted to indemnify its directors, officers, fiduciaries, employees and agents, but only to the extent that such expenses, judgments, fines and amounts would not constitute Trust Claims, as defined in Exhibit A to the Plan of Reorganization.

   NINTH: Except as provided below, no director of the Company shall be liable to the Company or its stockholders for monetary damages arising from a breach of any duty. Nothing in this Article Ninth shall eliminate or limit the liability of any director for any act, omission or transaction or under any statutory provision if and to the extent that the General Corporation Law of the State of Delaware does not permit such elimination or limitation.

   TENTH: No action which is required by the General Corporation Law of the State of Delaware to be taken at any annual or special meeting of the stockholders of the Company may be taken without such annual or special meeting.

   IN WITNESS WHEREOF, the undersigned, comprising the officers of Manville Corporation designated by order of the Court to execute and acknowledge this Restated Certificate of Incorporation do hereby execute this Restated Certificate of Incorporation and do hereby acknowledge that the facts stated herein are true, this 28th day of November, 1988.

                                 /s/ W.T. Stephens
                                 -------------------------------
                                 W.T Stephens, PRESIDENT AND
                                   CHIEF EXECUTIVE OFFICER

STATE OF COLORADO)               /s/ Robert A. Boardman
                                 --------------------------------
                 ) ss.:          Robert A. Boardman, VICE
COUNTY OF DENVER )                 PRESIDENT AND SECRETARY

SWORN TO AND SUBSCRIBED before me
this 28th day of November, 1988

[SEAL]                           /s/ Shirley A. Levy
                                 ---------------------------------
                                             NOTARY PUBLIC

My commission expires 1/22/90

                           CERTIFICATE OF AMENDMENT
                                       OF
                   RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              MANVILLE CORPORATION

                             ----------------------


                   PURSUANT TO SECTION 103 AND SECTION 242
                      OF THE GENERAL CORPORATION LAW OF
                            THE STATE OF DELAWARE

                             ----------------------

The undersigned, W. Thomas Stephens and Richard B. Von Wald, certify that they are the President and Secretary, respectively, of Manville Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Company"), and do hereby further certify as follows:

   1.   The name of the Company is Manville Corporation.

   2. This Certificate of Amendment was unanimously approved by the Board of Directors of the Company and thereafter duly adopted by the stockholders thereof, in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

   3. Article FIRST of the Restated Certificate of Incorporation of the Company is hereby amended to read in its entirety as follows:

   FIRST: The name of the corporation is Schuller Corporation (hereinafter the "Company").

   IN WITNESS WHEREOF, Manville Corporation has caused this Certificate of Amendment to be signed by W. Thomas Stephens, its President, and attested by Richard B. Von Wald, its Secretary, this 29th day of March, 1996.

                                            MANVILLE CORPORATION

                                            By: /s/ W. Thomas Stephens
                                                --------------------------
                                                W. Thomas Stephens

Attest:

- ------------------------------
   Richard B. Von Wald